Exhibit 21.1

Subsidiaries of Imperial Resources, LLC/Empire Energy Holdings, Inc.

State or Other Jurisdiction of
Legal Name	Incorporation or Organization
Empire Energy USA, LLC	Delaware

Empire Energy E&P, LLC	Pennsylvania